EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Cheesecake Factory Incorporated:

We consent to the incorporation by reference in the registration statement (Nos. 333-118757, 333-167298, 333-176115, 333-190110, 333-198042, 333-206278, 333-219789 and 333-232949) on Form S-8 and No. 333-239361 on Form S-3 of The Cheesecake Factory Incorporated of our report dated February 24, 2021, with respect to the consolidated balance sheets of The Cheesecake Factory Incorporated as of December 29, 2020 and December 31, 2019, the related consolidated statements of (loss)/income, comprehensive (loss)/income, stockholders’ equity and Series A convertible preferred stock, and cash flows for each of the years in the three-year period ended December 29, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2020, which report appears in the December 29, 2020 annual report on Form 10-K of The Cheesecake Factory Incorporated.

Our report dated February 24, 2021 refers to a change in the method of accounting for leases as of January 2, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Los Angeles, California
February 24, 2021